UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 5, 2011, Cybex International, Inc. (“Cybex” or the “Company”), received a letter from the NASDAQ Stock Market (“NASDAQ”) notifying Cybex that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended December 31, 2010, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on the NASDAQ Global Market under NASDAQ Listing Rule 5450(b)(1)(A). As of December 31, 2010, the Company’s stockholders’ equity was approximately negative $15,010,000.

The notification letter states that the Company will be afforded 45 calendar days, or until May 20, 2011, to submit a plan advising NASDAQ of the action the Company has taken, or plans to take, to regain compliance with the minimum stockholders’ equity continued listing requirement. If NASDAQ does not accept the Company’s compliance plan by May 20, 2011, NASDAQ may then initiate delisting proceedings from the NASDAQ Global Market, at which time the Company may appeal the determination to a NASDAQ hearings panel. The Company currently intends to prepare a plan of compliance to submit to NASDAQ.

Cybex previously has been informed by NASDAQ that it does not meet the minimum bid price continued listing requirement. Cybex is currently considering its available options to regain compliance with all NASDAQ continued listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2011

CYBEX INTERNATIONAL, INC. (Registrant)

By:	/s/ John Aglialoro
Name: Title:	John Aglialoro Chief Executive Officer